EXHIBIT 99.1

Garmin announces first quarter 2023 results

Four segments post double-digit revenue growth

Schaffhausen, Switzerland / May 3, 2023/ PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the first quarter ended April 1, 2023.

Highlights for first quarter 2023 include:

•
Consolidated revenue of $1.15 billion, a 2% decrease compared to the prior year quarter
•
Gross margin increased to 56.9%, and operating margin was 17.2%
•
Operating income was $197 million, a 14% decrease compared to the prior year quarter
•
GAAP EPS was $1.05 and pro forma EPS(1) was $1.02
•
Launched the next-gen Forerunner 265 and Forerunner 965, our first running watches with a bright AMOLED display
•
Announced the fēnix 7 adventure watches will be worn by crew members on the upcoming Polaris Dawn space mission to help scientists understand how space travel affects the human body
•
We were recently named the “Best of the Best” supplier to Embraer, and also received two top supplier awards in the categories of Systems as well as Services & Support

(In thousands, except per share information)	13-Weeks Ended
	April 1,	March 26,	YoY
	2023	2022	Change
Net sales	$1,147,424	$1,172,662	(2)%
Fitness	244,721	220,896	11%
Outdoor	328,662	449,734	(27)%
Aviation	213,582	174,766	22%
Marine	278,975	254,069	10%
Auto OEM	81,484	73,197	11%

Gross margin %	56.9%	56.5%

Operating income %	17.2%	19.5%

GAAP diluted EPS	$1.05	$1.09	(4)%
Pro forma diluted EPS(1)	$1.02	$1.11	(8)%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“2023 is off to a good start with four of our five segments posting double-digit revenue growth driven by new product introductions and solid demand trends. We are excited about what lies ahead as we anticipate many more exciting product introductions throughout the remainder of the year.” - Cliff Pemble, president and chief executive officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment grew 11% in the first quarter, primarily due to strong demand for our advanced wearables. Gross and operating margins were 49% and 4%, respectively, resulting in $11 million of operating income. During the quarter, we launched the Forerunner 265 and Forerunner 965, our first running smartwatches to offer vibrant AMOLED displays. Designed for runners, by runners, these Forerunners combine advanced training metrics, recovery insights and everyday health stats with a sunlight readable AMOLED display without sacrificing battery life.

Outdoor:

Revenue from the outdoor segment decreased 27% in the first quarter primarily due to year-over-year declines in adventure watches as we passed the one year anniversary of the highly successful fēnix 7, epix, and Instinct 2 launch. Gross and operating margins were 62% and 23%, respectively, resulting in $77 million of operating income. During the quarter, we launched the GPSMAP 67 Series and eTrex SE handhelds. These versatile handhelds offer longer battery life, improved positional accuracy, and global communication via inReach satellite technology. We recently announced the Drive 53 GPS navigator featuring a high-resolution capacitive touchscreen, fresh design, and traffic options to simplify the drive, and the zūmo XT2 — the rugged motorcycle navigator that’s built for adventure, with a larger and brighter 6” sunlight-readable display.

Aviation:

Revenue from the aviation segment grew 22% in the first quarter with contributions from both OEM and aftermarket categories. Gross and operating margins were 72% and 27%, respectively, resulting in $58 million of operating income. During the quarter, we announced additional certifications for our GFC autopilots, including the GFC 600 in the King Air 200 series of aircraft, bringing the performance and safety enhancing benefits of our flight control technology to more aircraft models. We were recently named Best Supplier to Embraer in the categories of Systems as well as Services & Support. We were also named the “Best of the Best” supplier to the entire Embraer organization which is a significant accomplishment reflecting our strong commitment to create the best products and provide outstanding service to our customers.

Marine:

Revenue from the marine segment grew 10% in the first quarter, primarily due to the timing of spring promotions. Gross and operating margins were 54% and 26%, respectively, resulting in $72 million of operating income. During the quarter, we expanded the ECHOMAP UHD2 chartplotter series to offer anglers premium features like easy-to-use touchscreens with keyed assist, Ultra High-Definition sonar and preloaded Garmin Navionics+ mapping. Also during the quarter, we were recognized as the leader in navigation and sonar categories by Best Marine Electronics and Technology, and for the fifth consecutive year Garmin received a 2023 Top Product award for the ECHOMAP UHD2 64sv from Boating Industry.

Auto OEM:

Revenue from the auto OEM segment grew 11% during the first quarter primarily due to increased shipments of domain controllers. Gross margin was 28%, and we recorded an operating loss of $20 million in the quarter driven by ongoing investments in auto OEM programs. During the quarter, we began production for the 2024 BMW X5 and X6 Domain Controllers in our U.S. manufacturing facility. Also during the quarter, we launched an infotainment solution for the 2023 Yamaha Tracer 9GT+, Tracer 7/7GT and the Niken GT sport touring motorcycles.

Additional Financial Information:

Total operating expenses in the first quarter were $456 million, a 5% increase over the prior year. Research and development increased 6% primarily due to engineering personnel costs. Selling, general and administrative expenses increased 7% driven primarily by personnel related expenses and information technology costs. Advertising expenses decreased 11% primarily due to lower cooperative advertising.

The effective tax rate in the first quarter was 8.8% compared to 10.3% in the prior year quarter. The year-over-year decrease in the effective tax rate is primarily due to income mix by jurisdiction.

In the first quarter of 2023, we generated approximately $232 million of free cash flow(1). We paid a quarterly dividend of approximately $140 million and repurchased approximately $41 million of the Company’s shares within the quarter, leaving approximately $53 million remaining as of April 1, 2023 in the share repurchase program authorized through December 29, 2023. We ended the quarter with cash and marketable securities of approximately $2.7 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2023 Fiscal Year Guidance:

We are maintaining our 2023 guidance calling for revenue of approximately $5.00 billion and pro forma EPS of $5.15 (see attached discussion on Forward-looking Financial Measures).

Dividend Recommendation:

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 9, 2023 a cash dividend in the total amount of $2.92 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting) payable in four equal quarterly installments.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 3, 2023 at 10:30 a.m. Eastern
Where:	Join a live stream of the call at the following link
https://www.garmin.com/en-US/investors/events/

An archive of the live webcast will be available until May 2, 2024 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2023 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2022 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of April 1, 2023. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, Echomap, eTrex, fēnix, Forerunner, GFC, GPSMAP, Instinct, Navionics, and zūmo are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Drive is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	April 1,	March 26,
	2023	2022
Net sales	$1,147,424	$1,172,662
Cost of goods sold	494,630	510,183
Gross profit	652,794	662,479

Advertising expense	30,347	34,133
Selling, general and administrative expense	203,980	190,784
Research and development expense	221,485	209,006
Total operating expense	455,812	433,923

Operating income	196,982	228,556

Other income (expense):
Interest income	15,899	7,553
Foreign currency gains (losses)	7,688	(3,506)
Other income	1,203	3,261
Total other income (expense)	24,790	7,308

Income before income taxes	221,772	235,864
Income tax provision	19,445	24,272
Net income	$202,327	$211,592

Net income per share:
Basic	$1.06	$1.10
Diluted	$1.05	$1.09

Weighted average common shares outstanding:
Basic	191,498	192,887
Diluted	191,886	193,579

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	April 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,361,593	$1,279,194
Marketable securities	188,878	173,288
Accounts receivable, net	610,654	656,847
Inventories	1,478,997	1,515,045
Deferred costs	14,573	14,862
Prepaid expenses and other current assets	309,303	315,915
Total current assets	3,963,998	3,955,151

Property and equipment, net	1,165,035	1,147,005
Operating lease right-of-use assets	134,569	138,040
Noncurrent marketable securities	1,163,989	1,208,360
Deferred income tax assets	455,095	441,071
Noncurrent deferred costs	9,504	9,831
Goodwill	571,534	567,994
Other intangible assets, net	172,685	178,461
Other noncurrent assets	89,622	85,257
Total assets	$7,726,031	$7,731,170

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$208,796	$212,417
Salaries and benefits payable	164,812	176,114
Accrued warranty costs	52,675	50,952
Accrued sales program costs	58,332	97,772
Other accrued expenses	178,264	197,376
Deferred revenue	90,568	91,092
Income taxes payable	254,753	246,180
Dividend payable	—	139,732
Total current liabilities	1,008,200	1,211,635

Deferred income tax liabilities	131,753	129,965
Noncurrent income taxes payable	34,936	34,627
Noncurrent deferred revenue	34,378	35,702
Noncurrent operating lease liabilities	111,388	114,541
Other noncurrent liabilities	372	360

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 191,450 shares outstanding at April 1, 2023 and 191,623 shares outstanding at December 31, 2022	17,979	17,979
Additional paid-in capital	2,048,339	2,042,472
Treasury stock (6,627 and 6,454 shares, respectively)	(510,478)	(475,095)
Retained earnings	4,935,730	4,733,517
Accumulated other comprehensive (loss) income	(86,566)	(114,533)
Total stockholders’ equity	6,405,004	6,204,340
Total liabilities and stockholders’ equity	$7,726,031	$7,731,170

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	April 1, 2023	March 26, 2022
Operating Activities:
Net income	$202,327	$211,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,952	28,984
Amortization	11,463	12,228
Gain on sale or disposal of property and equipment	(129)	(1,129)
Unrealized foreign currency gains	(867)	(5,113)
Deferred income taxes	(15,713)	(25,996)
Stock compensation expense	20,732	24,706
Realized loss (gain) on marketable securities	20	(2)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	46,873	238,134
Inventories	43,712	(134,807)
Other current and noncurrent assets	4,780	(1,628)
Accounts payable	(4,202)	(61,939)
Other current and noncurrent liabilities	(67,405)	(119,159)
Deferred revenue	(1,876)	(3,704)
Deferred costs	622	1,904
Income taxes	6,921	21,563
Net cash provided by operating activities	279,210	185,634

Investing activities:
Purchases of property and equipment	(46,814)	(59,715)
Proceeds from sale of property and equipment	142	1,131
Purchase of intangible assets	(332)	(547)
Purchase of marketable securities	(18,684)	(497,526)
Redemption of marketable securities	57,789	431,604
Acquisitions, net of cash acquired	—	(10,828)
Net cash used in investing activities	(7,899)	(135,881)

Financing activities:
Dividends	(139,847)	(128,856)
Proceeds from issuance of treasury stock related to equity awards	—	20,146
Purchase of treasury stock related to equity awards	(9,169)	(14,610)
Purchase of treasury stock under share repurchase plan	(43,273)	—
Net cash used in financing activities	(192,289)	(123,320)

Effect of exchange rate changes on cash and cash equivalents	3,387	(6,960)

Net increase (decrease) in cash, cash equivalents, and restricted cash	82,409	(80,527)
Cash, cash equivalents, and restricted cash at beginning of period	1,279,912	1,498,843
Cash, cash equivalents, and restricted cash at end of period	$1,362,321	$1,418,316

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

The Company announced an organization realignment in January 2023, which combined the consumer auto operating segment with the outdoor operating segment. As a result, the Company’s operating segments, which also represent our reportable segments, are fitness, outdoor, aviation, marine, and auto OEM. Results for the 13-week period ended March 26, 2022 have been recast below to conform with the current period presentation. This change had no effect on the Company’s consolidated results of operations.

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended April 1, 2023
Net sales	$244,721	$328,662	$213,582	$278,975	$81,484	$1,147,424
Gross profit	120,910	204,948	154,454	149,631	22,851	652,794
Operating income (loss)	10,578	76,743	57,695	71,908	(19,942)	196,982

13-Weeks Ended March 26, 2022
Net sales	$220,896	$449,734	$174,766	$254,069	$73,197	$1,172,662
Gross profit	106,189	278,455	127,543	128,581	21,711	662,479
Operating income (loss)	580	152,810	40,127	58,882	(23,843)	228,556

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended
	April 1,	March 26,	YoY
	2023	2022	Change
Net sales	$1,147,424	$1,172,662	(2)%
Americas	611,704	570,634	7%
EMEA	355,853	397,477	(10)%
APAC	179,867	204,551	(12)%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first quarter 2023 and 2022 there were no such discrete tax items identified.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended
	April 1,	March 26,
	2023	2022
GAAP net income	$202,327	$211,592
Foreign currency gains / losses(1)	(7,688)	3,506
Tax effect of foreign currency gains/ losses(2)	674	(361)
Pro forma net income	$195,313	$214,737

GAAP net income per share:
Basic	$1.06	$1.10
Diluted	$1.05	$1.09

Pro forma net income per share:
Basic	$1.02	$1.11
Diluted	$1.02	$1.11

Weighted average common shares outstanding:
Basic	191,498	192,887
Diluted	191,886	193,579

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 8.8% for the 13-weeks ended April 1, 2023 and 10.3% for the 13-weeks ended March 26, 2022.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended
	April 1,	March 26,
	2023	2022
Net cash provided by operating activities	$279,210	$185,634
Less: purchases of property and equipment	(46,814)	(59,715)
Free Cash Flow	$232,396	$125,919

Forward-looking Financial Measures

The forward-looking financial measures in our 2023 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.03 per share for the 13-weeks ended April 1, 2023.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2023 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.